Exhibit 99.1

Inotek Pharmaceuticals Appoints Richard N. Spivey

PharmD, Ph.D. to Board of Directors

-Global Drug Development Executive with Leadership in Ophthalmology-

LEXINGTON, Mass – July 21, 2015 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of therapies for ocular diseases, today announced that Richard N. Spivey, PharmD, PhD, has been appointed to its Board of Directors.

“I am pleased to welcome Dr. Spivey to Inotek’s Board of Directors,” said David P. Southwell, President and Chief Executive Officer. “Rich brings a distinguished background in drug development and regulatory affairs spanning 30 years at leading pharmaceutical companies, including most recently at Allergan as Senior Vice President of Global Regulatory Affairs. We will benefit from Rich’s expert guidance, especially on regulatory and commercial strategy.”

Dr. Spivey served as Senior Vice President of Global Regulatory Affairs at Allergan (NYSE: AGN) during the approval and launch of Ozurdex, for the treatment of diabetic macular edema and Botox, a novel treatment for spasticity, chronic migraine, neurogenic bladder, overactive bladder and crow’s feet lines. In addition, he provided ongoing oversight for development programs in glaucoma and retinal disease, including drug/device combination products. Before joining Allergan, Dr. Spivey headed the Research and Development function as Chief Scientific Officer of Meda AB following their acquisition of MedPointe Pharmaceuticals, where he was Chief Scientific Officer. Prior to MedPointe, Dr. Spivey held positions at Pharmacia Corporation (now Pfizer, Inc.), Schering-Plough Corporation (now Merck & Co.), and Parke-Davis/Warner-Lambert (now Pfizer, Inc.)

“I believe that trabodenoson, as a novel adenosine mimetic, has the potential to become an important new therapy for ophthalmologists in their efforts to stop vision loss in patients with glaucoma,” said Dr. Spivey. “I am enthusiastic to join Inotek’s Board and help support the team as we advance the development of trabodenoson monotherapy towards an NDA.”

About Inotek Pharmaceuticals

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic developed in Inotek’s laboratories designed to restore the eye’s natural pressure control mechanism. The development of trabodenoson monotherapy delivered in a once-daily eye drop formulation will be followed by a fixed-dose combination of trabodenoson with latanoprost. Additionally, we are evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, Ph.D.

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

781-552-4305

Media Contact:

MacDougall Biomedical

Karen Sharma

ksharma@macbiocom.com

781.235.3060